Essex Property Trust Publishes Updated Investor Presentation and Increases Guidance

San Mateo, California – June 4, 2021 – Essex Property Trust, Inc. (NYSE:ESS) announced today that it has published an updated Investor Presentation and increased its second quarter and full-year guidance for Core FFO and full-year guidance for same-property revenues and net operating income as a result of improving market conditions. Additional details can be found in the updated Investor Presentation which can be accessed on the Investors section of the Company’s website at www.essex.com.

The Company is scheduled to participate in the National Association of Real Estate Investment Trusts (“NAREIT”) Institutional Investor Forum held virtually from June 8 – 10, 2021. The Company’s President and Chief Executive Officer, Michael J. Schall, will present at the conference on June 8, 2021 at 2:15 p.m. ET. To attend the presentation, registration to NAREIT REITWeek is required. The link to register can be accessed on the Investors section of the Company’s website at www.essex.com.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 244 apartment communities comprising approximately 60,000 apartment homes with an additional 5 properties in various stages of active development. Additional information about the Company can be found on the Company’s website at www.essex.com.

Contact Information
Rylan Burns
Group Vice President of Private Equity & Finance
(650) 655-7800
rburns@essex.com

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com